Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Natural Gas Services, Group, Inc. of our report dated March 31, 2021, relating to the consolidated financial statements of Natural Gas Services Group, Inc. for the year ended December 31, 2020, appearing in the Annual Report on Form 10-K of Natural Gas Services Group, Inc. for the year ended December 31, 2020, filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this registration statement.

/s/ Moss Adams LLP

Dallas, Texas
November 15, 2021